Exhibit 10.19

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (the “Amendment”) is made and entered into as of November 25, 2025, by and between 1 Twin Property Owner LLC, a Delaware limited liability company (“Landlord”), and Soleno Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain Office Lease dated June 13, 2024 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 18,026 rentable square feet (the “Original Premises”) described as Suite No. 400 on the fourth (4th) floor of the building located at 100 Marine Parkway, Redwood City, California (the “Building”).
B.
Tenant has requested that additional space containing approximately 17,779 rentable square feet described as Suite No. 500 consisting of the entire fifth (5th) floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.
C.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Expansion. Effective as of the Expansion Effective Date (defined below), the Premises is increased from approximately 18,026 rentable square feet on the fourth (4th) floor of the Building to approximately 35,805 rentable square feet on the fourth (4th) and fifth (5th) floors of the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Lease Expiration Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Expansion Space unless such concessions are expressly provided for herein with respect to the Expansion Space.
1.1
The “Expansion Effective Date” shall be the date that is thirty (30) days following the date Landlord delivers possession of the Expansion Space to Tenant with the Tenant Alterations (as defined in Exhibit B attached hereto) in the Expansion Space substantially complete. The date Landlord delivers possession of the Expansion Space to Tenant with the Tenant Alterations substantially complete shall be referred to herein as the “Delivery Date.” The Delivery Date is estimated to occur on December 1, 2025 (the “Target Delivery Date”), and the Expansion Effective Date is estimated to occur on January 1, 2026 (the “Target Expansion Effective Date”); provided, however, that if Landlord shall be delayed in substantially completing the Tenant Alterations in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Delivery Date, the date of substantial completion shall be deemed to be the day that said Tenant Alterations would have been substantially completed absent any such Tenant Delay(s). During the period commencing on the Delivery Date and ending on the day immediately preceding the Expansion Effective Date, Tenant’s possession of the Expansion Space shall be subject to the terms and conditions of the

Lease, as amended hereby, and Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant’s Share of Direct Expenses as to the Expansion Space. A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Alterations, including, without limitation, the following:
1.1.1
Tenant’s failure to furnish information or approvals within any time period specified in this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;
1.1.2
Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;
1.1.3
Changes requested or made by Tenant to previously approved plans and specifications;

The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Tenant Alterations have been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Expansion Space.

1.2
If the Delivery Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant) then there shall be an adjustment to the Delivery Date and the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay Base Rent and Tenant’s Share of Direct Expenses on the Expansion Space. If the Expansion Effective Date is delayed, the Lease Expiration Date shall not be similarly extended. Notwithstanding anything contained herein to the contrary, if the Expansion Effective Date has not occurred by (i) February 15, 2026, then Tenant shall receive an additional day for day abatement of Base Rent for each day thereafter until the Expansion Effective Date occurs and (ii) March 15, 2026, then Tenant may terminate this Amendment upon notice to Landlord, and upon such termination, Landlord shall return the Security Deposit for the Expansion Space provided in Section 4 below. The parties acknowledge and agree that the foregoing dates are subject to Tenant Delays and Force Majeure.
2.
Tenant’s Share. For the period commencing with the Expansion Effective Date and ending on the Lease Expiration Date, Tenant’s Share for the Expansion Space is 20.67% of the Building. Tenant’s Share for the Expansion Space and the Original Premises is, collectively, 41.62% of the Building.

3.
Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Period*	Rentable Square Feet**	Monthly Installment of Base Rent	Monthly Base Rent per RSF
1/1/26 – 12/31/26	7,987	$32,746.70***	$4.10
1/1/27 – 12/31/27	10,000	$42,200.00	$4.22
1/1/28 – 12/31/28	16,000	$69,600.00	$4.35
1/1/29 – 8/31/29	17,779	$79,649.92	$4.48

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

* Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is not the Target Expansion Effective Date, (i) the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date and Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord setting forth the actual Expansion Effective Date and a revised Base Rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

** Solely for the purpose of calculating the Base Rent payable by Tenant for the Expansion Space, the Expansion Space shall be deemed to be: (i) approximately 7,987 rentable square feet during the first twelve (12) full calendar months following the Expansion Effective Date; (ii) approximately 10,000 rentable square feet during the thirteenth (13th) through the twenty-fourth (24th) full calendar months following the Expansion Effective Date; (iii) approximately 16,000 rentable square feet during the twenty-fifth (25th) through the thirty-sixth (36th) full calendar months following the Expansion Effective Date; and (iv) approximately 17,779 rentable square feet during the thirty-seventh (37th) through the forty-fourth (44th) full calendar months following the Expansion Effective Date. Notwithstanding the foregoing, Tenant shall be in possession of the entire 17,779rentable square feet of the Expansion Space during the period commencing on the Expansion Effective Date and ending on the Lease Expiration Date and shall be responsible for all of its obligations and liabilities with respect to the entire Expansion Space pursuant to the terms of the Lease, as amended hereby, during the Lease Term, including without limitation, Tenant’s obligation to pay Tenant’s Share of Direct Expenses for the entire Expansion Space.

*** Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, beyond any applicable notice or cure period, Tenant shall be entitled to an abatement of Base Rent with respect to the Expansion Space in the amount of $32,746.70 per month for the first two (2) full calendar months following the Expansion Effective Date. The maximum total amount of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $65,493.40 (the “Abated Base Rent”). If Tenant shall be in monetary or non-monetary material default under the Lease, as amended hereby, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, then the dollar amount of the unapplied portion of the Abated Base Rent as of the date of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Space in full. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

4.
Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $79,649.92 which is added to and becomes part of the Security Deposit held by Landlord as provided under Article 21 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $83,099.86 to $162,749.78.
5.
Additional Rent. For the period commencing with the Expansion Effective Date and ending on the Lease Expiration Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Direct Expenses applicable to the Expansion Space, in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Share of Direct Expenses applicable to the Expansion Space is 2026.
6.
Improvements to Expansion Space.
6.1
Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. However, notwithstanding the foregoing, Landlord agrees that the Building’s base electrical, heating, ventilation and air conditioning, plumbing and fire life safety systems located in the Expansion Space shall be in good working order as of the date Landlord delivers possession of the Expansion Space to Tenant. Except to the extent caused by the acts or omissions of Tenant or any of its agents, contractors, employees, licensees or invitees or by any alterations or improvements performed by or on behalf of Tenant, if such Building’s base electrical, heating, ventilation and air conditioning, plumbing and fire life safety systems are not in good working order as of the date possession of the Expansion Space is delivered to Tenant and Tenant provides Landlord with notice of the same within nine (9) months following the date Landlord delivers possession of the Expansion Space to Tenant, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost and expense.
6.2
Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto. Upon the expiration of the Lease Term, or upon any earlier termination of the Lease, Tenant shall surrender possession of the Expansion Space to Landlord in accordance with the terms of the Lease and in as good order and condition as when Tenant took possession, reasonable wear and tear, casualty, and repairs which are specifically made the responsibility of Landlord excepted. Tenant shall not be required to remove any portion of the Tenant Alterations described on Exhibit B.
6.3
Responsibilities for Improvements to Premises. Prior to the Expansion Effective Date, Landlord shall install security lighting within the parking lot and building entrance areas to Tenant’s reasonable satisfaction.
7.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
7.1
Parking. Commencing upon the Expansion Effective Date, Tenant shall have the right, at no additional charge, to use three (3) additional unreserved parking passes for every 1,000 rentable square feet of the Expansion Space, subject to the terms of Article 28 of the Lease. In addition, Tenant shall have the right to reserve up to seven (7) dedicated parking stalls adjacent to either entrance to the Building. Landlord shall have no obligation to enforce or monitor Tenant’s parking spaces nor shall Landlord be responsible for enforcing Tenant’s parking rights against any third parties, except that Landlord shall install signage indicating that Tenant’s reservation of such parking spaces.
7.2
Right of First Offer. Section 1.3 of the Lease is hereby deleted in its entirety. Landlord hereby grants to the originally named Tenant or any Permitted Transferee pursuant to a Permitted Transfer ("Original Tenant") an ongoing right of first offer (the “Offer Right”) with respect to each of the following spaces located on the third (3rd) floor of the Building: (i) Suite 350 containing approximately 3,270 rentable square feet; (ii) Suite 300 containing approximately 10,829 rentable square feet; and (iii) Suite 310 containing approximately 4,169 rentable square feet (each, a “First Offer Space”). Landlord and Tenant acknowledge that as of the date of this Lease, each First Offer Space is currently leased. If Tenant, following its receipt of a First Offer Notice fails to exercise its right to lease all or any portion of a First Offer Space, then Landlord may lease the First Offer Space to any party on the terms set forth in the First Offer Notice. Notwithstanding anything to the contrary in this Section 7.2, if Tenant was entitled to exercise its right of first offer pursuant to this Section 7.2, but did not accept Landlord’s offer set forth in Landlord’s First Offer Notice, and Landlord proposes to lease the First Offer Space to a prospective tenant on material terms that are substantially more favorable to the tenant than those set forth in the First Offer Notice, then the terms of this Section 7.2 shall apply again as if Landlord had not provided the First Offer Notice to Tenant; provided, however, Tenant's Exercise Period with respect to such new First Offer Notice shall be amended to be a period of five (5) days. For purposes hereof, the material terms offered to another party (the “Proposed Terms”) shall not be deemed to be substantially more favorable than those set forth in an First Offer Notice unless the annualized net present value of the rent for the First Offer Space as provided under the Proposed Terms is less than ninety-five percent (95%) of the annualized net present value of the rent for the First Offer Space as provided under the First Offer Notice, as reasonably determined in good faith by Landlord using a discount rate selected in good faith by Landlord and taking into account all proposed material terms relating to the First Offer Space, including the length of the term, the net rent, any base year, any tax or expense escalation or other financial escalation, and any allowances or other financial concessions, but excluding any right to extend the term or any right to expand the leased premises (whether in the form of an expansion option, a right of first offer or refusal, or any similar right).
7.2.1
Landlord shall notify Tenant (a "First Offer Notice") from time to time when a First Offer Space becomes "Available," as that term is defined hereinbelow. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent" and the other economic terms upon which Landlord is willing to lease such space to Tenant. For purposes of this Section 7.2, a First Offer Space shall be deemed “Available” on the date Landlord determines that the existing tenant of the applicable First Offer Space will not extend or renew the term of its lease or enter into a new lease for the First Offer Space and Landlord intends to offer the First offer Space for lease to the public.
7.2.2
If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in a First Offer Notice, then within fifteen (15) business days of delivery of such First Offer Notice to Tenant (“Tenant’s Exercise Period”), Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the First Offer Space described in such First Offer Notice on the terms contained therein. If Tenant does not so notify Landlord within the fifteen (15) business day period, then, subject to the terms of Section 7.2.1 above, Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to the First Offer Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to the First Offer Space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within fifteen (15) business days of delivery thereof, then Tenant's right of first offer as set forth in this Section 7.2 shall not apply for twelve (12) months thereafter to the extent of the space covered by the First Offer Notice and, subject to the terms of Section 7.2.1 above, Landlord shall be free to lease such space and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the First Offer Right.
7.2.3
The annual Rent payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the First Offer Space, pursuant to transactions consummated within the nine (9)-month period preceding the First Offer Commencement Date. The new Base Year with respect to the First Offer Space only shall be the calendar year in which the First Offer Commencement Date occurs (unless the First Offer Commencement Date occurs in the last quarter of a calendar year, in which event the Base Year shall be the following year). The Fair Rental Value shall take into account (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. The "Fair Rental Value," as used in this Amendment, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto at which tenants, are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space for a comparable lease term, in an arm's length transaction, which comparable space is located in comparable buildings in Redwood City, California.
7.2.4
Tenant shall accept the First Offer Space in its then existing "as is" condition, except as set forth in the First Offer Notice. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Lease.
7.2.5
If Tenant timely exercises Tenant's right to lease First Offer Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment (the "First Offer Amendment") adding such First Offer Space to the Premises upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 7.2. Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence on the commencement date set forth in the First Offer Notice (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice therefor.

7.2.6
The rights contained in this Section 7.2 shall be personal to Original Tenant and any Permitted Transferee pursuant to a Permitted Transfer, and may only be exercised by Original Tenant and any Permitted Transferee if Original Tenant or Permitted Transferee leases the entire Premises. Tenant shall not have the right to lease First Offer Space if, as of the date of the attempted exercise of any right of first offer by Tenant, as of the date Landlord and Tenant execute the First Offer Amendment, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease beyond any applicable notice or cure period or Tenant has previously been in monetary default or material non-monetary default beyond any applicable notice and cure period under this Lease more than twice (the "Option Conditions"); provided Landlord shall have the right to waive the Option Conditions in Landlord's sole discretion.
8.
Miscellaneous.
8.1
This Amendment, including Exhibit A (Outline and Location of Expansion Space) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
8.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
8.3
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
8.4
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Jones Lang LaSalle. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.
8.5
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

8.6
Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.
8.7
Signatures to this Amendment transmitted by telecopy or electronic signatures shall be valid and effective to bind the party so signing. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and same agreement. THE PARTIES HERETO CONSENT AND AGREE THAT THIS AMENDMENT MAY BE SIGNED USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD SHALL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY’S HAND-WRITTEN SIGNATURE..
8.8
For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Space has not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) any repairs within the Expansion Space to correct violations of construction-related accessibility standards; and any repairs to the Building (outside the Premises) required to correct violations of construction-related accessibility standards, shall be governed by the terms of Article 24 of the Lease.
8.9
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TENANT:

1 TWIN PROPERTY OWNER, LLC, a Delaware limited liability company		SOLENO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Alex Valner	By:	/s/ James Mackaness
Name:	Alex Valner	Name:	James Mackaness
Title:	Managing Partner	Title:	Chief FinancialOfficer
Dated:	November 25, 2025	Dated:	11/10/2025

Soleno Confidential

EXHIBIT A - OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of November 5, 2025,

between 1 Twin Property Owner, LLC, a Delaware limited liability company, as Landlord and Soleno Therapeutics, Inc., a Delaware corporation, as Tenant

Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

EXHIBIT B - TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of November 5, 2025,

between 1 Twin Property Owner, LLC, a Delaware limited liability company, as Landlord and Soleno Therapeutics, Inc., a Delaware corporation, as Tenant

1.
Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Expansion Space in accordance with the following work list (the “Work List”) and space plan attached hereto as Schedule 1 (the “Space Plan”), using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Tenant Alterations”. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations.

WORK LIST

•
Removal of film and cleaning of exterior windows on the 5th floor.
•
Paint 2-3 accent color walls that Tenant chooses (green or blue).
•
Fill in any holes in walls + fresh paint throughout space.
•
Match the red/gray carpet throughout space.
•
Match the tile that is in the kitchen on the 4th floor to the 5th floor space near the kitchenette.
•
Match the smaller kitchenette area cabinets to what is in the 4th floor breakroom.
•
Remove dishwasher in small kitchenette.
•
In the larger mailspace, replace the mailboxes with cabinets similar to the 4th floor.
•
Match the overhead hanging lighting.
•
Replace any open/damaged ceiling tiles.
•
Install "bee hive" hexagon privacy shading on the conference room glass walls.
•
Remove wall near main entrance, similar to the 4th floor.
•
Combine offices (outlined in red on the Space Plan) to create three additional conference rooms.
2.
All other work and upgrades, subject to Landlord’s approval, not to be unreasonably withheld, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent. Tenant shall be responsible for any Tenant Delay in completion of the Tenant Alterations resulting from any such other work and upgrades requested or performed by Tenant.
3.
Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements,

building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant's use.

4.
Notwithstanding anything to the contrary contained in the Lease and in addition to, and without limitation of, Landlord’s obligations under the Lease and this Exhibit B, Tenant shall have a period of nine (9) months after the Delivery Date during which to notify Landlord in writing of any repairs, replacements or restoration resulting from any defect or improper workmanship in the Tenant Alterations, or materials or equipment furnished by Landlord in connection with the construction of the Tenant Alterations. If Tenant determines there are required repairs, replacements or restoration resulting from any defect or improper workmanship in the Tenant Alterations, or materials or equipment furnished by Landlord in connection with the construction of the Tenant Alterations, and Tenant provides Landlord with notice of the same within nine (9) months following the Delivery Date, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost.
5.
This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Schedule 1 to Exhibit B